Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01 of Form 8-K/A dated June 20, 2007, of VIA Pharmaceuticals, Inc. (formerly, Corautus Genetics Inc.) and are in agreement with the statements contained in the second paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 20, 2007